Exhibit 4(11)

SUBSCRIPTION FORM CANARGO ENERGY CORPORATION
RIGHTS ISSUE WITH SUBSCRIPTION RIGHTS FOR EXISTING SHAREHOLDERS AS THE END OF 2 OCTOBER 2008

For information regarding the rights offering (the “Rights Offering”) with subscription rights (the “Subscription Rights”) for shareholders of record in CanArgo Energy Corporation (the “Company”) as of 11:00 p.m. Central European Time (CET) on 2 October 2008 as well as corresponding terms for subscription, allotment and other information, reference is made to the prospectus (including appendices) issued in connection with the Rights Offering (the “Prospectus”).

The subscription of new shares (the “New Shares”) may take place through telefax, ordinary post or hand-delivery in the period from 6 October 2008 at 18.00 (CET) through 14 October 2008 at 17:30 (CET); at: Glitnir Securities AS, P.O. Box 1474 Vika, 0116 Oslo, Norway, telefax: + 47 22 01 63 11 (the “Manager”). The completed subscription form (the “Subscription Form”) must be received by the Manager no later than 14 October 2008 at 17:30 CET. It is not sufficient for the Subscription Form to be postmarked within the deadline. Subscribers for New Shares bear the risk of for delays in the mail system, busy facsimile lines or for non-receipt of Subscription Forms forwarded by facsimile to the Manager.

The Company and the Manager reserve the right to disregard improperly completed, delivered or executed Subscription Forms, or any subscription which may be unlawful. The subscription for New Shares is irrevocable and may not be withdrawn, cancelled or modified. The offering of New Shares and the Subscription Rights may in certain jurisdictions be restricted by law. By completing and returning this Subscription Form, subscribers represent that they comply with applicable laws. Neither the Company nor the Manager accepts any legal responsibility for any violation by any person of any such restrictions.

Guidelines for the subscriber:
Shareholders of record as of 11:00 p.m. (CET) on 2 October 2008 will receive 1 Subscription Right for every 1 share in the Company held on this date, and will be registered on each shareholder’s VPS account. Each Subscription Right entitles the shareholder the right to subscribe for one New Share in the Company. The number of Subscription Rights will be rounded down to the nearest whole Subscription Right. The Subscription Rights are transferable, and will be listed on Oslo Børs in the subscription period with ticker code “CNR T”. The subscription price is USD 0.10 per share. Notifications of allocations of New Shares are expected to be issued by the Manager on or about 21 October 2008.

Payment:
Payment for subscribed New Shares shall be made in USD to the following bank account held by the Manager:

Bank: DnB NOR
SWIFT: DNBANOKK
A/C Glitnir Securities ASA
USD A/C No: 7012.04.41939

Payment of exact subscription amount must be received on the above account in DnBNOR by 17 October 2008 (the “Payment Date”).

If payment for allocated New Shares is not received by the Manager on the Payment Date, the New Shares will not be delivered to the subscriber. In such case, the Manager reserves the right, at the cost and risk of the subscriber, to cancel the allotment and to re-allot the unpaid New Shares to the Underwriters.

The allocated New Shares are expected to be delivered on or about 5 November 2008. First day of trading on Oslo Børs is expected to be on or about 5 November 2008.The Company reserves the right to treat as invalid any subscription form that appears to the Company or its agents to have been executed in or despatched from the United States, or that provides an address in the United States for delivery of certificates for new shares allocated pursuant to the rights issue.

Subscriber’s VPS-account no.	No. of Subscription Rights	Subscribers for (number of shares)	(For official use: Serial no.)

		Subscription price per share USD 0.10	Total amount to be paid USD

Place and date of subscription (Must be dated within the subscription Period.)	Binding signature. The subscriber must be of age When signed per procura, documentation in the form of company certificate or power of attorney must be enclosed.

Subscriber’s VPS account no.:	PLEASE NOTIFY THE REGISTRAR OF ANY CHANGES

Subscriber’s first name:

Subscriber’s surname/firm etc.:

Street address etc. (private subscribers; home address:

Postal code and area:

Date of birth and national ID number:

Dividends to be credited to bank account (11 digits):

Nationality:

Telephone (at day time)/Telefax/e-mail: